Contact: Stephen Schuler    En Español: Brittany Portalatin
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Spirit Airlines and Pilot Union Agree to Extend Temporary Restraining Order and Restore the Status Quo

MIRAMAR, FL (May 11, 2017) – Spirit Airlines (NASDAQ: SAVE) has reached an agreement with the Air Line Pilots Association, International (ALPA) to extend indefinitely the temporary restraining order (TRO) issued by the U.S. District Court (Southern District of Florida), directing the pilots to restore the status quo while the company and union remain in mediated contract negotiations. The TRO will remain in effect until a collective bargaining agreement is signed and ratified or, if applicable, the parties are released from mediation by the National Mediation Board.

Spirit pilots have been urged to resume picking up open flying time. The extended TRO replaces the need for Spirit to seek a Preliminary Injunction (PI) in federal court.

“On behalf of our customers and fellow Spirit team members, we really appreciate the effort of our pilots who are taking on open flying to restore the operation,” said John Bendoraitis, Spirit Airlines’ Chief Operating Officer.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines, on average nearly 40% less* Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose – like bags, seat assignments and refreshments – the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. Our Fit Fleet is one of the youngest, most fuel-efficient in the U.S. We operate more than 450 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

*U.S. Department of Transportation statistics

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MEDIA NOTE: Spirit aircraft photos and video b-roll are available in the press room section of spirit.com at http://www.spirit.com/Pressrelease.aspx.